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NEWS RELEASE                     Company Contact:
FOR IMMEDIATE RELEASE            Arthur A. Koch, Jr.
                                 Chief Operating Officer
                                 (302) 456-6789
                                 www.sdix.com
                                 ------------

                                 Investor Relations Contact:
                                 Lippert/Heilshorn & Associates, Inc.
                                 William A. Walkowiak, CFA
                                 Klea Theoharis
                                 (212) 838-3777
                                 klea@lhai.com
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       USDA Verifies New GMO QuickCheck(TM) Bt9 Test Kit for StarLink(TM)
                                       and
   Preliminary Results for the First Quarter Exceed the Company's Expectations

Newark, Delaware, April 4, 2001 - Strategic Diagnostics Inc. (Nasdaq: SDIX) today announced that its new test kit, the GMO QuickCheck(TM) Bt9 Test Kit has been evaluated by the USDA and they have verified the performance of the test to detect the presence of one kernel of StarLink(TM) corn in 800 kernels (0.125%). GMO QuickCheck(TM) is available for commercial use and sells for approximately $3.90 per test. The test is an ELISA microwell format that is designed to be ideally suited for field confirmation of screening results for the Cry9C protein in corn. The ability to analyze multiple samples in less than 15 minutes makes this test kit an excellent confirmatory method when used in conjunction with the TraitCheck(TM) Bt9 Test Strip.

This new test kit is also designed to complement the Company's MycoCheck(TM) product family to detect mycotoxins in grain. The Company is currently working with the grain industry to establish annual purchase agreements covering both MycoCheck(TM) and TraitCheck(TM) that can now include GMO QuickCheck(TM) Bt9. The new GMO QuickCheck(TM) Bt9 test kit stands to help sales grow further in the food safety category. We believe this unique combination of comprehensive analytical tests for the grain industry is a significant competitive advantage. Based on customer response so far, we expect to be able to successfully bundle fumonisin, aflatoxin, Cry9C, LibertyLink(TM) and Bt Cry1Ab kits to many large corn distributors and millers.

Separately, the Company announced that preliminary results for the first quarter of 2001, ended March 31, show revenues and earnings growth slightly ahead of the Company's expectations. Revenues are expected to grow between 21% and 24% over the prior year quarter and diluted earnings per share are expected to grow between 200% and 240% over the prior year's first quarter results (adjusted for a one-time gain on the sale of an asset).
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Several events of the first quarter contributed to these preliminary results.
Sales in the Company's food safety unit exceeded expectations. As a result of the heightened awareness of the need for GMO testing, we are working with an increasing number of food companies, certain of whom purchased GMO test kits during the first quarter or 2001, to develop comprehensive GMO testing protocols and procedures for a variety of crops including soybeans, corn, and sugar beets, for genetic traits in commercial production. Sales of TraitCheck(TM) Bt9 test kits for corn continued to be strong during the quarter as grain testing for the presence of StarLink(TM) continued. Sales of the Company's water quality products also exceeded expectations for the quarter.

In addition during the quarter, the Company entered into development agreements with two additional customers in the pharmaceutical industry, to deploy its technology to assist in the product development process. While these projects are smaller in scope and potential than its existing projects, the successful completion of these agreements demonstrates the utility of the Company's proprietary technology for the pharmaceutical industry.

Commenting on the results for the quarter, Richard C. Birkmeyer, President and CEO of Strategic Diagnostics, said, "We are extremely proud of our performance in the first quarter. Market demand was strong in all of our markets despite a weakening economy and we were able to meet that demand with timely shipments of high-quality products. The performance in the food safety market particularly helped us more than offset a significant disappointment since we were not able to complete the AZUR sales and marketing agreement. We had hoped to complete a joint sales and marketing agreement early in the first quarter 2001 while negotiation for the acquisition of AZUR was pending and had expected as much as $600 thousand in sales per quarter under such an agreement. We are still in discussions with AZUR as to a potential acquisition, as well as a sales and marketing agreement. The potential benefits from a joint sales and marketing agreement, as well as the combined operations are still appealing to us but there can be no assurance we will be able to complete either transaction. Upon executing a definitive agreement, we would hope to complete the acquisition in 60 to 90 days.

He continued, "This type of performance in the first quarter further highlights the value of product diversity within our markets. By combining this product with our MycoCheck(TM) family, we are able to offer the grain industry a comprehensive solution to their analytical needs. As we look ahead to the second quarter and the balance of 2001, we continue to believe we are well positioned to achieve at least 20% revenue growth and 25% - 30% growth in diluted earnings per share for each period as we described earlier this year.

The Company plans to report its first quarter results on April 26, 2001 and will host a conference call to discuss those results at 11:00 am on the same day. The dial-in number for the live conference call will be 212-346-0164. A live webcast of the conference call will be available on the company's Web site, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these sites for 30 days. Telephone replays of the call will be available for 24 hours, from 1:00 p.m. EST on April 26th until 1:00 p.m. EST on April 27th. To listen to the telephone replay, dial 800-633-8284 (858-812-6440 outside the U.S.) and enter reservation number 18520288.
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About Strategic Diagnostics Inc.
--------------------------------

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check (TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectation. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, inability to obtain required government approvals, modifications of government regulations, modifications to development and sales relationships, the ability to meet increased market demand, the ability to achieve anticipated growth, increasing dependence on the sale of certain products, competition, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.